Term sheet
To prospectus dated November 7, 2014,
prospectus supplement dated November 7, 2014
product supplement no. 1a-I dated November 7, 2014
and underlying supplement no. 1a-I dated November 7, 2014	Term sheet to Product Supplement No. 1a-I Registration Statement No. 333-199966 Dated June 4, 2015; Rule 433

$
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the EURO STOXX 50® Index due June 26, 2030

General

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing June 26, 2030, subject to postponement as described below.
•	The notes are designed for investors who believe that, on each Accrual Determination Date, (a) the 30-Year U.S. Dollar Constant Maturity Swap Rate will be equal to or greater than the 2-Year U.S. Dollar Constant Maturity Swap Rate and (b) the Index Level of the EURO STOXX 50® Index will remain at or above the Minimum Index Level of 75% of the Initial Index Level.
•	The notes are designed for investors who seek periodic interest payments that will accrue at a per annum rate equal to the then applicable Interest Factor (6.00% for years one through five, 7.00% for years six through ten and 8.00% for years eleven through fifteen), provided that on each Accrual Determination Date during such Interest Period, (i) the Spread (the 30-Year U.S. Dollar Constant Maturity Swap Rate minus the 2-Year U.S. Dollar Constant Maturity Swap Rate) is equal to or greater than 0.00% and (ii) the Index Level of the EURO STOXX 50® Index is greater than or equal to the Minimum Index Level (75% of the Index Level of the EURO STOXX 50® Index on the Pricing Date), subject to the Maximum Interest Rate and the Minimum Interest Rate.
•	If, for an entire Interest Period, either (i) the Spread is less than 0.00% or (ii) the level of the EURO STOXX 50® Index is less than the Minimum Index Level, the Interest Rate for such Interest Period will be equal to zero. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Subject to satisfaction of the Accrual Provision, interest on the notes will be calculated based on the applicable Interest Factor set forth below. In no event will the Interest Rate be greater than the Maximum Interest Rate as set forth below or less than the Minimum Interest Rate of 0.00% per annum.
•	At our option, we may call your notes prior to their scheduled Maturity Date on one of the Redemption Dates set forth below. For more information, see “Key Terms” and “Selected Risk Considerations” in this term sheet.
•	The terms of the notes as set forth below, to the extent they differ or conflict with those set forth in the accompanying product supplement no. 1a-1, will supersede the terms set forth in product supplement no. 1a-1. In particular, whether the Accrual Provision is satisfied will depend on the Index Level on the applicable Accrual Determination Date (rather than the Spread on a USD CMS Determination Date and the Index Level on an Equity Index Determination Date as described in product supplement no. 1a-1), as set forth below. Please refer to “Additional Key Terms — Accrual Provision,” “Additional Key Terms — Accrual Determination Date,” “Key Terms — Redemption Feature” and “Selected Purchase Considerations — Periodic Interest Payments” in this term sheet for more information.
•	Notes may be purchased in minimum denominations of $1,000 and in integral multiples of $1,000 thereafter.
•	The notes are expected to price on or about June 24, 2015 and are expected to settle on or about June 26, 2015.

Key Terms

Payment at Maturity:	On the Maturity Date, we will pay you the outstanding principal amount of your notes plus any accrued and unpaid interest.
Initial Index Level:	The Index Level on the Pricing Date
Redemption Feature:	On the 26th day of each March, June, September and December, commencing on June 26, 2020 and ending on the Maturity Date (each, a “Redemption Date”), we may redeem your notes in whole but not in part at a price equal to 100% of the principal amount being redeemed plus any accrued and unpaid interest to but excluding the Redemption Date, subject to the Business Day Convention and the Interest Accrual Convention described below and in the accompanying product supplement no. 1a-1.
Interest:	We will pay you interest on each Interest Payment Date based on the applicable Day Count Fraction and subject to the Interest Accrual Convention, as applicable, described below and in the accompanying product supplement no. 1a-1.
Interest Period:	The period beginning on and including the Original Issue Date of the notes and ending on but excluding the first Interest Payment Date, and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date, subject to the Interest Accrual Convention described below and in the accompanying product supplement no. 1a-1.
Interest Payment Dates:	Interest on the notes will be payable in arrears on the 26th day of each March, June, September and December, commencing on September 26, 2015 to and including the Maturity Date, subject to the Business Day Convention and Interest Accrual Convention described below and in the accompanying product supplement no. 1a-1.
Interest Rate:

For each Interest Period, the Calculation Agent will determine the Interest Rate* per annum applicable to each Interest Period, calculated in thousandths of a percent, with five ten-thousandths of a percent rounded upwards, based on the following formula:

, where

“Actual Days” means, with respect to each Interest Payment Date, the actual number of calendar days in the immediately preceding Interest Period; and

“Variable Days” means, with respect to each Interest Payment Date, the actual number of calendar days during the immediately preceding Interest Period on which the Accrual Provision is satisfied.

*The Interest Rate as described above is a rate per annum, may not equal the applicable Interest Factor during any Interest Period and is subject to the Minimum Interest Rate and a Maximum Interest Rate. The Interest Rate will depend on the number of calendar days during any given Interest Period on which the Accrual Provision is satisfied. See the definition for “Variable Days” and “Accrual Provision” herein, as well as the formula for Interest Rate set forth above.

Other Key Terms:	Please see “Additional Key Terms” in this term sheet for other key terms.

Investing in the Callable Range Accrual Notes involves a number of risks. See “Risk Factors” beginning on page PS-18 of the accompanying product supplement no. 1a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying product supplement no. 1a-I, the accompanying underlying supplement no. 1a-I or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. If the notes priced today, the selling commissions would be approximately $40.00 per $1,000 principal amount note and in no event will these selling commissions exceed $50.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-60 of the accompanying product supplement no. 1a-I.

If the notes priced today the estimated value of the notes as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, would be approximately $922.00 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

June     , 2015

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, underlying supplement no. 1a-I, product supplement no. 1a-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 7, 2014, as supplemented by the prospectus supplement dated November 7, 2014 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 1a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 1a-I, the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” below, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008402/e61380_424b2.htm
•	Underlying supplement no. 1a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

•	Prospectus supplement and prospectus dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Interest Factor:	For each Interest Period beginning on and including the Original Issue Date and ending on but excluding June 26, 2020, 6.00% per annum; for each Interest Period beginning on and including June 26, 2020 and ending on but excluding June 26, 2025, 7.00% per annum; and for each Interest Period beginning on and including June 26, 2025 and ending on but excluding June 26, 2030, 8.00% per annum
Spread:	The 30-Year CMS Rate minus the 2-Year CMS Rate, as determined on the applicable Accrual Determination Date.
Minimum Interest Rate:	0.00% per annum
Maximum Interest Rate:	Equal to the Interest Factor applicable to such Interest Period.
Accrual Provision:	For each Interest Period, the Accrual Provision shall be deemed to have been satisfied on each calendar day during such Interest Period on which both (i) the Spread, as determined on the Accrual Determination Date relating to such calendar day, is equal to or greater than 0.00% and (ii) the Index Level of the EURO STOXX 50® Index, as determined on the Accrual Determination Date relating to such calendar day, is greater than or equal to the Minimum Index Level. If either (i) the Spread as determined on the Accrual Determination Date relating to such calendar day is less than 0.00% or (ii) the Index Level of the EURO STOXX 50® Index as determined on the Accrual Determination Date relating to such calendar day is less than the Minimum Index Level, then the Accrual Provision shall be deemed not to have been satisfied for such calendar day. Notwithstanding the foregoing and anything to the contrary in the accompanying product supplement no. 1a-1, the Accrual Provision will be deemed to have not been satisfied on a calendar day if a market disruption event occurred or was continuing, as applicable, on the originally scheduled Accrual Determination Date for that calendar day (including any originally scheduled Accrual Determination Date relating to an Exclusion Period).
Accrual Determination Date:	For each calendar day during an Interest Period, the second Trading Day prior to such calendar day. Notwithstanding the foregoing, for all calendar days in the Exclusion Period, the Accrual Determination Date will be the first Trading Day that precedes such Exclusion Period. The Accrual Provision will be deemed to have not been satisfied on a calendar day if a market disruption event occurred or was continuing, as applicable, on the originally scheduled Accrual Determination Date for that calendar day.
Exclusion Period:	For each Interest Period, the period commencing on the sixth Business Day prior to but excluding each Interest Payment Date.
Index Level:	On any Trading Day, the official closing level of the EURO STOXX 50® Index (the “Index”) published following the regular official weekday close of trading for the EURO STOXX 50® Index as published by Bloomberg Financial Services on such Trading Day. In certain circumstances, the Index Level will be based on the alternative calculation of the EURO STOXX 50® Index as described under “General Terms of Notes — Discontinuation of an Equity Index; Alteration of Method of Calculation” in the accompanying product supplement no. 1a-1.
Minimum Index Level:	75.00% of the Index Level of the EURO STOXX 50® Index on the Pricing Date.
Trading Day:

A day, as determined by the calculation agent (a) on which trading is generally conducted on (i) the relevant exchanges for securities underlying the EURO STOXX 50® Index or the relevant successor index, if applicable, and (ii) the exchanges on which futures or options contracts related to the EURO STOXX 50® Index or the relevant successor index, if applicable, are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time and (b) which is a U.S. Government Securities Business Day.

Business Day:	Any day other than a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted
U.S. Government Securities Business Day:	Any day, other than a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association (“SIFMA”) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
30-Year CMS Rate:	With respect to any Accrual Determination Date, the 30-Year U.S. Dollar Constant Maturity Swap Rate, which is the rate for a U.S. dollar swap with a designated maturity of 30 years that appears on Reuters page “ISDAFIX1” (or any successor page) at approximately 11:15 a.m., New York City time, on the Accrual Determination Date, as determined by the Calculation Agent. On the applicable Accrual Determination Date, if the 30-Year CMS Rate cannot be determined by reference to Reuters page “ISDAFIX1” (or any successor page), then the Calculation Agent will determine the 30-Year CMS Rate in accordance with the fallbacks set forth under “What is a CMS Rate?” below.
2-Year CMS Rate:

With respect to any Accrual Determination Date, the 2-Year U.S. Dollar Constant Maturity Swap Rate, which is the rate for a U.S. dollar swap with a designated maturity of 2 years that appears on Reuters page “ISDAFIX1” (or any successor page) at approximately 11:15 a.m., New York City time, on the Accrual Determination Date, as determined by the Calculation Agent. On the applicable Accrual Determination Date, if the 2-Year CMS Rate cannot be determined by reference to Reuters page “ISDAFIX1” (or any successor page), then the Calculation Agent will determine the 2-Year CMS Rate in accordance with the

JPMorgan Structured Investments —	TS-2
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the EURO STOXX 50® Index due June 26, 2030

fallbacks set forth under “What is a CMS Rate?” below. We refer to the 30-Year CMS Rate and the 2-Year CMS Rate each as a “CMS Rate” and together as the “CMS Rates”.
Pricing Date:	June 24, 2015, subject to the Business Day Convention.
Original Issue Date (Settlement Date):	On or about June 26, 2015, subject to the Business Day Convention.
Maturity Date*:	June 26, 2030, subject to the Business Day Convention.
Business Day Convention:	Following
Interest Accrual Convention:	Unadjusted
Day Count Fraction:	30/360
CUSIP:	48125UTC6

* Subject to postponement as described under “Description of Notes—Payment on the Notes—Payment At Maturity” in the accompanying product supplement no. 1a-1.

JPMorgan Structured Investments —	TS-3
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the EURO STOXX 50® Index due June 26, 2030

Selected Purchase Considerations

•	PRESERVATION OF CAPITAL AT MATURITY OR UPON EARLY REDEMPTION– Regardless of the performance of the EURO STOXX 50® Index or the level of the Spread, we will pay you at least the principal amount of your notes if you hold the notes to maturity or upon early redemption. Because the notes are our unsecured and unsubordinated obligations, payment of any amount at maturity or upon early redemption is subject to our ability to pay our obligations as they become due.

•         INTEREST PAYMENTS LINKED TO THE EURO STOXX 50® INDEX - The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement no. 1a-I.

•	PERIODIC INTEREST PAYMENTS — The notes offer periodic interest payments on each Interest Payment Date. For all Interest Periods, the notes will pay at the applicable variable Interest Rate, which takes into account the Accrual Provision. The interest payments for all Interest Periods will be affected by both the levels of the CMS Rates and the official closing level of the EURO STOXX 50® Index as described under “Interest Rate” on the cover of this term sheet, but will not reflect the performance of such rates or such Index. In no event will the Interest Rate during any Interest Period be greater than the applicable Maximum Interest Rate set forth above or less than the Minimum Interest Rate of 0.00% per annum. The yield on the notes may be less than the overall return you would receive from a conventional debt security that you could purchase today with the same maturity as the notes.
•	POTENTIAL EARLY REDEMPTION BY US AT OUR OPTION — At our option, we may redeem the notes, in whole but not in part, on each of the Redemption Dates set forth above, commencing on June 26, 2020, at a price equal to 100% of the principal amount being redeemed plus any accrued and unpaid interest, subject to the Business Day Convention and the Interest Accrual Convention described on the cover of this term sheet and in the accompanying product supplement no. 1a-1. Any accrued and unpaid interest on notes redeemed will be paid to the person who is the holder of record of such notes at the close of business on the Business Day immediately preceding the applicable Redemption Date.
•	TAX TREATMENT— You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 1a-I. Subject to the limitations described therein, the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments”. You will generally be required to accrue and recognize original issue discount (“OID”) as interest income in each year at the “comparable yield,” as determined by us, even though the actual interest payments made with respect to the notes during a taxable year may differ from the amount of OID that must be accrued during that taxable year. In addition, solely for purposes of determining the amount of OID that you will be required to accrue, we are also required to construct a “projected payment schedule” in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. You will be required to make adjustments to the amount of OID you must recognize each taxable year to reflect the difference, if any, between the actual amount of interest payments made and the projected amount of the interest payments (as reflected in the projected payment schedule). Under the forgoing rules, you will not be required to separately include in income the interest payments you receive with respect to the notes. To obtain the comparable yield and the projected payment schedule in respect of the notes, contact a certified financial analyst at the Global Securities Group desk at (800) 576-3529. Generally, amounts received at maturity or earlier sale or disposition in excess of your tax basis, if any, will be treated as additional interest income while any loss will be treated as an ordinary loss to the extent of all previous interest inclusions with respect to the notes, which will be deductible against other income (e.g., employment and interest income), with the balance treated as capital loss, the deductibility of which may be subject to limitations. Prospective purchasers are urged to consult their own tax advisers regarding the U.S. federal income tax consequences of an investment in the notes. Purchasers who are not initial purchasers of notes at their issue price on the Original Issue Date should consult their tax advisers with respect to the tax consequences of an investment in the notes, including the treatment of the difference, if any, between their basis in the notes and the notes’ adjusted issue price.

Non-U.S. Holders should note that final Treasury regulations were released on legislation that imposes a withholding tax of 30% on payments to certain foreign entities unless information reporting and diligence requirements are met, as described in “Material U.S. Federal Income Tax Consequences-Tax Consequences to Non-U.S. Holders” in the accompanying product supplement. Pursuant to the final regulations, such withholding tax will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to this withholding tax. The withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the notes made before January 1, 2017.

Subject to certain assumptions and representations received from us, the discussion in this section entitled “Tax Treatment”, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Sidley Austin llp regarding the material U.S.

JPMorgan Structured Investments —	TS-4
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the EURO STOXX 50® Index due June 26, 2030

federal income tax treatment of owning and disposing of the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 1a-1 dated November 7 , 2014 and the accompanying underlying supplement no. 1a-I dated November 7, 2014.

•	THE NOTES ARE NOT ORDINARY DEBT SECURITIES AND ARE SUBJECT TO AN INTEREST ACCRUAL PROVISION; THE INTEREST RATE ON THE NOTES IS VARIABLE AND WILL NOT EXCEED THE APPLICABLE MAXIMUM INTEREST RATE AS SET FORTH ABOVE AND MAY BE EQUAL TO 0.00% — The terms of the notes differ from those of ordinary debt securities in that the rate of interest you will receive is not fixed, but will vary based on both the level of the EURO STOXX 50® Index and whether the Spread is positive, zero or negative over the course of each Interest Period. For each Interest Period, there is a Maximum Interest Rate per annum equal to the applicable Interest Factor set forth above on the cover of this term sheet. This is because the variable Interest Rate on the notes, while determined by reference to the Spread and the official closing level of the EURO STOXX 50® Index as described on the cover of this term sheet, does not actually pay an amount based directly on such levels. Your return on the notes for any Interest Period will not exceed the applicable Interest Factor for such Interest Period, regardless of how positive the Spread may be or of any appreciation in the EURO STOXX 50® Index, either of which may be significant. Moreover, each calendar day during an Interest Period for which the Index Level of the EURO STOXX 50® Index is less than the Minimum Index Level or the Spread is less than 0.00% (as determined based on the level of the EURO STOXX 50® Index and the Spread on the applicable Accrual Determination Date) will result in a reduction of the Interest Rate per annum payable for the corresponding Interest Period. If, for an entire Interest Period, either (i) the Spread is less than 0.00% or (ii) the official closing level of EURO STOXX 50® Index is less than the Minimum Index Level, the Interest Rate for such Interest Period will be equal to 0.00% and you will not receive any interest payment for such Interest Period. In that event, you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.
•	THE NOTES REFERENCE AN EQUITY INDEX AND THE CMS RATES — If, on any Accrual Determination Date, either (i) the Spread is less than 0.00% or (ii) the Index Level of the EURO STOXX 50® Index is less than the Minimum Index Level, the notes will not accrue interest on that day. If the notes do not satisfy the Accrual Provision for each calendar day in an Interest Period, the Interest Rate payable on the notes will be equal to 0.00% per annum for such Interest Period. You should carefully consider the movement, current level and overall trend in equity markets and swap rates, prior to purchasing these notes. Although the notes do not directly reference the CMS Rates or the level of the EURO STOXX 50® Index, the interest, if any, payable on your notes is contingent upon, and related to, each of these levels.
•	THE INTEREST RATE ON THE NOTES IS SUBJECT TO A MAXIMUM INTEREST RATE — The rate of interest payable on the notes is variable; however, it is still subject to a Maximum Interest Rate. The Interest Rate on the notes will not exceed the applicable Maximum Interest Rate in any Interest Period. Although the notes are subject to an Accrual Provision, the interest (if any) payable on the notes accrues at a rate based on the applicable Interest Factor set forth above, and therefore the amount of interest payable on the notes remains subject to the Maximum Interest Rate.
•	You Are Exposed to Performance Risk of Each THE CMS Rates and the EURO STOXX 50® Index — Your Interest Rate applicable to each Interest Period is not linked to the aggregate performance of the CMS Rates and the EURO STOXX 50® Index. For instance, whether or not a calendar day is a Variable Day within an Interest Period will be contingent upon the Spread and the performance of the EURO STOXX 50® Index as determined on the applicable Accrual Determination Date. Unlike an investment in an instrument with a return linked to a basket of underlying assets, in which risk is mitigated through diversification among all of the components of the basket, an investment in the notes will expose you to the risks related to each of the CMS Rates and the EURO STOXX 50® Index. Poor performance of the 30-Year CMS Rate, as compared to the 2-Year CMS Rate (meaning that the Spread could be negative), or the EURO STOXX 50® Index (meaning that it decreases to be less than the Minimum Index Level) during the term of the notes may negatively affect your return on the notes and will not be offset or mitigated by a positive performance of the other. Accordingly, your investment is subject to the performance risk of each of the CMS Rates and the EURO STOXX 50® Index.
•	THE INTEREST RATE ON THE NOTES MAY BE BELOW THE RATE OTHERWISE PAYABLE ON SIMILAR VARIABLE RATE notes ISSUED BY US — The value of the notes will depend on the Interest Rate on the notes, which will be affected by the Spread and the level of the EURO STOXX 50® Index. If the Spread is less than zero or the level of the EURO STOXX 50® Index is less than the Minimum Index Level on any Accrual Determination Date, the Interest Rate on the notes may be less than returns on similar variable rate notes issued by us that are not linked to the CMS Rates and the EURO STOXX 50® Index, or that are only linked to one of the EURO STOXX 50® Index or the Spread. We have no control over any fluctuations in the CMS Rates or the EURO STOXX 50® Index.
•	THE METHOD OF DETERMINING WHETHER THE ACCRUAL PROVISION HAS BEEN SATISFIED MAY NOT DIRECTLY CORRELATE TO THE ACTUAL SPREAD OR the ACTUAL LEVEL OF the EURO STOXX 50® Index — The determination of the Interest Rate per annum payable for any Interest Period will be based on the actual number
JPMorgan Structured Investments —	TS-5
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the EURO STOXX 50® Index due June 26, 2030

of days in that Interest Period on which the Accrual Provision is satisfied, as determined on each Accrual Determination Date. However, we will use the same level of the Spread and the same Index Level of the EURO STOXX 50® Index to determine whether the Accrual Provision is satisfied for the period commencing on the sixth Business Day prior to but excluding each applicable Interest Payment Date, which period we refer to as the Exclusion Period. The Spread and the Index Level used will be, respectively, the Spread and the Index Level of the EURO STOXX 50® Index on the first Trading Day immediately preceding the Exclusion Period, regardless of what the actual Spread or the actual closing level of the EURO STOXX 50® Index is for the calendar days in that period or whether the Accrual Provision could have otherwise been satisfied if actually tested in the Exclusion Period. As a result, the determination as to whether the Accrual Provision has been satisfied for any Interest Period may not directly correlate to the actual Spread or actual Index Levels of the EURO STOXX 50® Index, which will in turn affect the Interest Rate calculation.

•	YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE INDEX — If the notes are not called, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the Index, which may be significant. In addition, if the notes are called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest, regardless of the appreciation in the value of the Index, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Index during the term of the notes.
•	LONGER DATED NOTES MAY BE MORE RISKY THAN SHORTER DATED NOTES — By purchasing a note with a longer tenor, you are more exposed to fluctuations in interest rates than if you purchased a note with a shorter tenor. Specifically, you may be negatively affected if certain interest rate scenarios occur. The applicable discount rate, which is the prevailing rate in the market for notes of the same tenor, will likely be higher for notes with longer tenors than if you had purchased a note with a shorter tenor. Therefore, assuming the notes have not been called and that short term rates rise, as described above, the market value of a longer dated note will be lower than the market value of a comparable short term note with similar terms.
•	WE MAY CALL YOUR NOTES PRIOR TO THEIR SCHEDULED MATURITY DATE — We may choose to call the notes early or choose not to call the notes early on any Redemption Date in our sole discretion. If the notes are called early, you will receive the principal amount of your notes plus accrued and unpaid interest to, but not including the Redemption Date. The aggregate amount that you will receive through and including the Redemption Date may be less than the aggregate amount that you would have received had the notes not been called early. If we call the notes early, you will not receive interest payments after the applicable Redemption Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed prior to the Maturity Date. We may choose to call the notes early, for example, if U.S. interest rates decrease significantly or if volatility of U.S. interest rates decreases significantly.

•          AN INVESTMENT IN THE NOTES IS SUBJECT TO NON-U.S. SECURITIES RISK WITH RESPECT TO THE EURO STOXX 50® INDEX — The equity securities included in the EURO STOXX 50® Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•          AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES WITH RESPECT TO THE EURO STOXX 50® INDEX — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the EURO STOXX 50® Index are based, although any currency fluctuations could affect the performance of the EURO STOXX 50® Index.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes you will not have voting rights, or rights to receive cash dividends or other distributions, or other rights that holders of securities composing the EURO STOXX 50® Index would have.
•	REINVESTMENT RISK — If we redeem the notes, the term of the notes may be reduced and you will not receive interest payments after the applicable Redemption Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed prior to the Maturity Date.
•	VARIABLE RATE NOTES DIFFER FROM FIXED RATE NOTES — The variable Interest Rate for all Interest Periods will be determined in part based on the Accrual Provision set forth on the cover of this term sheet, which is contingent upon the Spread and the Index Level of the EURO STOXX 50® Index and may be less than returns otherwise payable on debt securities issued by us with similar maturities. You should consider, among other things, the overall potential annual percentage rate of interest to maturity of the notes as compared to other investment alternatives.
•	MARKET DISRUPTION EVENTS MAY ADVERSELY AFFECT THE RATE AT WHICH THE NOTES ACCRUE INTEREST — The rate at which the notes accrue interest for an Interest Period will be based on the Spread and the
JPMorgan Structured Investments —	TS-6
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the EURO STOXX 50® Index due June 26, 2030

Index Level of the EURO STOXX 50® Index on the applicable Accrual Determination Date, subject to the Maximum Interest Rate. Notwithstanding anything to the contrary herein or in the accompanying product supplement no. 1a-I, if a market disruption event with respect to the Index occurs or is continuing on any Accrual Determination Date, the Accrual Provision will be deemed to have not been satisfied on such Accrual Determination Date (including any originally scheduled Accrual Determination Date relating to an Exclusion Period). Because your notes will not accrue interest unless the Accrual Provision is satisfied, if a market disruption event continues for an extended period of time, the amount of interest that accrues on the notes may be severely limited.

•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities as well as modeling and structuring the economic terms of the notes, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 1a-I for additional information about these risks.

We are also currently one of the companies that make up the EURO STOXX 50® Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the EURO STOXX 50® Index and the notes.

•	THE INTEREST RATE ON THE NOTES IS BASED, IN PART, ON THE SPREAD, AND THEREFORE ON THE PERFORMANCE AND RELATIVE PERFORMANCE OF LONGER AND SHORTER TERM INTEREST RATES, WHICH MAY RESULT IN THE APPLICATION OF THE MINIMUM INTEREST RATE — The Spread is calculated as (a) the 30-Year CMS Rate minus (b) the 2-Year CMS Rate. The CMS Rates may be influenced by a number of factors, including (but not limited to) monetary policies, fiscal policies, inflation, general economic conditions and public expectations with respect to such factors. The effect that any single factor may have on the CMS Rates or may be partially offset by other factors. We cannot predict the factors that may cause the CMS Rates, and consequently the Spread, to increase or decrease. A negative Spread (indicating that the 30-Year CMS Rate is less than the 2-Year CMS Rate) on an Accrual Determination Date will cause the Accrual Provision to be not satisfied on that Accrual Determination Date. The amount of interest you accrue on the notes in any Interest Period may therefore decrease even if either or both of the CMS Rates increase. Under these circumstances, particularly if short term interest rates rise significantly relative to long term interest rates, the Interest Rate during any Interest Period may adversely affected and may be equal to 0.00% per annum, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.
•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated
JPMorgan Structured Investments —	TS-7
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the EURO STOXX 50® Index due June 26, 2030

value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, and estimated hedging costs, including, but not limited to:
•	the performance of the CMS Rates;
•	the performance of the Index;
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the time to maturity of the notes;
•	dividend rates on the equity securities underlying the Index;
•	the expected positive or negative correlation between the CMS Rates and the EURO STOXX 50® Index or the expected absence of such correlation;
•	interest and yield rates in the market generally, as well as the volatility of those rates;
•	the likelihood, or expectation, that the notes will be redeemed by us, based on prevailing market interest rates or otherwise; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	SECONDARY MARKET PRICES OF THE NOTES ARE SENSITIVE TO BOTH INTEREST RATES AND THE PERFORMANCE OF THE INDEX — If interest rates rise generally, the secondary market prices of the notes will be adversely impacted because of the relatively long term of the notes and the increased probability that that the Interest Rate for the notes will be less than such rates. Additionally, if the Index Level declines, the secondary market prices of the notes will also be adversely impacted because of the increased probability that the Accrual Provision may not be satisfied over the remaining term of the notes. If both interest rates rise and the Index Level declines, the secondary market prices of the notes may decline more rapidly than other securities that are only linked to the CMS Rates or the Index.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	MARKET FACTORS MAY INFLUENCE WHETHER WE EXERCISE OUR RIGHT TO REDEEM THE NOTES PRIOR TO THEIR SCHEDULED MATURITY — We have the right to redeem the notes prior to the Maturity Date, in whole but
JPMorgan Structured Investments —	TS-8
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the EURO STOXX 50® Index due June 26, 2030

not in part, on the specified Redemption Dates. It is more likely that we will redeem the notes prior to the Maturity Date if (i) the Spread is greater than or equal to 0.00% and (ii) the Index Level of the EURO STOXX 50® Index is greater than or equal to the Minimum Index Level on the applicable Accrual Determination Date. If the notes are called prior to the Maturity Date, you may be unable to invest in securities with similar risk and yield as the notes. Your ability to realize a higher than market yield on the notes is limited by our right to redeem the notes prior to their scheduled maturity, which may adversely affect the value of the notes in the secondary market, if any.

•        The INTEREST RATE will be affected by a number of factors — The interest rate will depend in part on the CMS Rates. A number of factors can affect the value of your notes and/or the amount of interest that you will receive, including, but not limited to:

•	changes in, or perceptions, about the future CMS Rates;
•	general economic conditions;
•	prevailing interest rates; and
•	policies of the Federal Reserve Board regarding interest rates.

These and other factors may have a negative impact on the payment of interest on the notes and on the value of the notes in the secondary market.

•	The CMS Rates may be volatile — The CMS Rates are subject to volatility due to a variety of factors affecting interest rates generally, including but not limited to:
•	sentiment regarding the U.S. and global economies;
•	expectation regarding the level of price inflation;
•	sentiment regarding credit quality in U.S. and global credit markets;
•	central bank policy regarding interest rates; and
•	performance of capital markets.
•	The TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, JPMS’s estimated value will be provided in the pricing supplement, and the estimated value of the notes may be equal to the low end of the applicable range set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the notes based on the low end of the range for JPMS’s estimated value.
•	TAX DISCLOSURE — The information under “Tax Treatment" in this term sheet remains subject to confirmation by our tax counsel. We will notify you of any revisions to the information under “Tax Treatment" in a supplement to this term sheet on or before the business day immediately preceding the issue date, or if the information cannot be confirmed by our tax counsel, we may terminate this offering of notes.
JPMorgan Structured Investments —	TS-9
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the EURO STOXX 50® Index due June 26, 2030

Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period

The following examples illustrate how to calculate the Interest Rate on the notes for four Interest Periods. For purposes of the following examples, we have assumed that the notes are not called prior to their scheduled Maturity Date, that there are 90 days in the applicable Interest Period and that the Interest Factor is 6.00% per annum, which is Interest Factor for each Interest Period during the first five years of the notes. The hypothetical Spread, Index Levels and Interest Rates in the following examples are for illustrative purposes only and may not correspond to the actual Spread, Index Levels or Interest Rates for any Interest Period applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: The Spread is greater than or equal to 0.00% and the Index Level is greater than or equal to the Minimum Index Level on 70 calendar days during the Interest Period. Because the Accrual Provision is satisfied for 70 calendar days and the Interest Factor for the Interest Period is 6.00% per annum, the Interest Rate for the Interest Period is 4.67% per annum, calculated as follows:

6.00% × (70 / 90) = 4.67% per annum

Example 2: The Spread is greater than or equal to 0.00% and the Index Level is greater than or equal to the Minimum Index Level on 50 calendar days during the Interest Period. Because the Accrual Provision is satisfied for 50 calendar days and the Interest Factor for the Interest Period is 6.00% per annum, the Interest Rate for the Interest Period is 3.33% per annum, calculated as follows:

6.00% × (50 / 90) = 3.33% per annum

Example 3: The Spread is greater than or equal to 0.00% and the Index Level is greater than or equal to the Minimum Index Level on 90 calendar days during the Interest Period. Because the Accrual Provision is satisfied for all 90 calendar days and the Interest Factor for the Interest Period is 6.00% per annum, the Interest Rate for the Interest Period is 6.00% per annum, calculated as follows:

6.00% × (90 / 90) = 6.00% per annum

Example 4: The Spread is greater than or equal to 0.00%, but the Index Level is less than the Minimum Index Level on each calendar day during such Interest Period. Regardless of the Interest Factor, because the Accrual Provision is not satisfied on any calendar day, the Interest Rate for the Interest Period is 0.00% per annum.

JPMorgan Structured Investments —	TS-10
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the EURO STOXX 50® Index due June 26, 2030

What is a CMS Rate?

A CMS Rate is a rate for a U.S. dollar swap with a Designated Maturity and which appears on Reuters page “ISDAFIX1” (or any successor page) at approximately 11:15 a.m., New York City time, on each Accrual Determination Date, as determined by the Calculation Agent.

On each Accrual Determination Date, if the 30-Year CMS Rate or the 2-Year CMS Rate cannot be determined by reference to Reuters page “ISDAFIX1” (or any successor page), then the Calculation Agent will determine the 30-Year CMS Rate or the 2-Year CMS Rate, as applicable, for such day on the basis of the mid-market semi-annual swap rate quotations to the Calculation Agent provided by five leading swap dealers in the New York City interbank market (the “Reference Banks”) at approximately 11:15 a.m., New York City time, on such Accrual Determination Date, and, for this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the applicable 30 year or 2 year maturity commencing on such Accrual Determination Date and in an amount, as determined by the Calculation Agent, that is representative for a single transaction in the relevant market at the relevant time (the “Representative Amount”) with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD LIBOR with a designated maturity of three months. The Calculation Agent will request the principal New York City office of each of the Reference Banks to provide a quotation of its rate. If at least three quotations are provided, the rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the rate will be determined by the Calculation Agent in good faith and in a commercially reasonable manner.

The “Designated Maturity” is 2 years or 30 years, as the case may be, depending on whether the 2-Year CMS Rate or the 30-Year CMS Rate is being calculated.

What is the EURO STOXX 50® Index?

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement no. 1a-I.

Historical Information

The following graphs set forth the weekly historical performance of the CMS Rates and the Spread from January 8, 2010 through May 29, 2015. We obtained the rates used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The 30-Year CMS Rate, as it appeared on Reuters page “ISDAFIX1” on June 3, 2015 was 2.829%. The 2-Year CMS Rate, as it appeared on Reuters page “ISDAFIX1” on June 3, 2015 was 0.909%. The Spread on June 3, 2015 was 1.920%.

The CMS Rates and the Spread data in the following graphs were obtained from Bloomberg Financial Markets at approximately 3:30 p.m. on the relevant dates and may not be indicative of the Spread, which is determined on any date of determination by reference to the CMS Rates published on Reuters page "ISDAFIX1" at approximately 11:15 a.m., New York City time. The historical CMS Rates and the Spread should not be taken as an indication of future performance, and no assurance can be given as to the CMS Rates or the Spread on any Accrual Determination Date. We cannot give you assurance that the performance of the CMS Rates and the Spread will result in any positive interest payments in any Interest Period subsequent to the final Initial Interest Period.

JPMorgan Structured Investments —	TS-11
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the EURO STOXX 50® Index due June 26, 2030

The following graph sets forth the weekly historical performance of the EURO STOXX 50® Index for the period from January 8, 2010 through May 29, 2015. The Index closing level on June 3, 2015 was 3,583.82.

We obtained the Index Levels used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Level on any of the Accrual Determination Dates. We cannot give you assurance that the performance of the Index will result in any positive interest payments.

JPMorgan Structured Investments —	TS-12
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the EURO STOXX 50® Index due June 26, 2030

JPMorgan Structured Investments —	TS-13
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the EURO STOXX 50® Index due June 26, 2030

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this term sheet.

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.” See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period” in this term sheet.

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Selected Purchase Considerations” and “Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period” in this term sheet for a description of the risk-return profile and market exposure payable under the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-34 of the accompanying product supplement no. 1a-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

JPMorgan Structured Investments —	TS-14
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the EURO STOXX 50® Index due June 26, 2030